Exhibit 99

May 15, 2006	For Further Information:
Kenn Ulrich, APR (619) 397-5471

Discovery Bancorp Earnings Increase to $0.25 Per Share on Net income of $474 Thousand for First Quarter 2006

(San Marcos, California) Net earnings for Discovery Bancorp (OTCBB:DVBC) in the first quarter of 2006 were $474 thousand, or $0.25 per share, compared to $1 thousand, or $0.00 per share, in the same three months of 2005. Figures for 2006 include the addition of Celtic Capital, a commercial finance company acquired in September 2005.

Company assets rose to a record $178.8 million at March 31, 2006, up 8.6 percent from $164.7 million at Dec. 31, 2005. Net loans at the end of first quarter 2006 increased 6.5 percent to $143.1 million, from $134.3 million three months earlier. Total deposits grew 17.1 percent to $131.8 million as of March 31, 2006, compared to $112.6 million at Dec. 31, 2005.

“This was a solid three-month period for us,” said James P. Kelley, president and chief executive officer. “We focused on further integrating Celtic Capital into our business lending programs, and on the core competencies that drive our brand of community banking.”

Discovery Bank, founded in 2001, and Celtic Capital, headquartered in Santa Monica, Calif., operate as separate, wholly owned subsidiaries of Discovery Bancorp. The holding company was formed in June 2005 by shareholders of Discovery Bank, to support the bank’s goal of building shareholder value by owning and operating other banks and authorized non-bank businesses.

As of March 31 this year, Celtic’s loan portfolio had grown to $20.8 million net of reserves, 30.1 percent higher than at the time of Celtic’s acquisition.

In comparing the holding company’s first quarter of 2006 to the same period in 2005, assets were up by 49.7 percent from $119.5 million, net loans increased 53.2 percent from $93.4 million, and deposits were up 32.0 percent from $99.9 million.

“We came off a strong year in 2005, and by all indications that strength has carried over so far in 2006,” said Kelley.

The company’s pre-tax income jumped $831 thousand for the first quarter 2006 from $38 thousand for the same three months of 2005.

Sustained growth in loans led to interest income for the company of $3.8 million in the first quarter this year, a 131.7 percent increase from $1.6 million in first quarter 2005. Interest expense was up by 154.0 percent to $1.3 million for first quarter 2006 versus $506 thousand in the same period last year. Net interest income in the first three months of this year increased 121.8 percent to $2.5 million, from $1.1 million in the first three months of 2005.

Net interest income after the provision for loan losses was $2.4 million at March 31, 2006, or 146.6 percent more than the $982 thousand for the same period in the previous year.

First quarter taxes in 2006 totaled $357 thousand, a $320 thousand increase from $37 thousand in 2005.

Discovery Bancorp is a bank holding company serving the financial needs of small to medium-sized businesses, professionals and individuals through two principal subsidiaries - Discovery Bank and Celtic Capital Corp. The bank has offices in San Marcos and Poway, Calif., and Celtic Capital’s offices are in Santa Monica, Phoenix and Bellevue, Wash.

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DISCOVERY BANCORP FINANCIAL HIGHLIGHTS
	Discovery Bancorp and Subsidiaries
(dollars in thousands)	As of March 31, 2006	As of March 31, 2005	As of December 31, 2005

ASSETS
Cash & Cash Equivalents	$17,583	$12,375	$14,854
Investments	8,528	6,008	8,008
Loans, net	143,074	93,398	134,326
Other Assets	9,629	7,695	9,518
TOTAL ASSETS	$178,814	$119,476	$164,706

LIABILITIES AND EQUITY

Total Deposits	$131,812	$99,876	$112,585
Borrowings Under Line of Credit	17,957	0	16,086
FHLB Advances	4,284	8,500	12,000
Other Liabilities	1,413	835	1,192
Stockholders’ Equity	23,348	10,265	22,843
TOTAL LIABILITIES &
STOCKHOLDERS’ EQUITY	$178,814	$119,476	$164,706

	March 31, 2006 YTD	March 31, 2005 YTD	December 31, 2005 YTD
STATEMENTS OF INCOME
Interest Income	$3,816	$1,647	$9,950
Interest Expense	1,285	506	3,132
NET INTEREST INCOME	2,531	1,141	6,818
PROVISION FOR LOAN LOSSES	106	159	786
Net Interest Income After
Provision for Loan Loss	2,425	982	6,032
Non-Interest Income	327	119	921
Non-Interest Expense	1,921	1,063	5,998
PRE-TAX INCOME	831	38	955
Taxes	357	37	402
Net Income	$474	$1	$553
Basic Earnings Per Share	$0.25	$0.00	$0.42

Forward-Looking Statements - Statements in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs on future developments and their potential effects on the company. There is no assurance that future developments affecting the company will be those anticipated by management. Forward-looking statements involve risks and uncertainties, and actual results may differ from those projected in the forward-looking statements due to credit, market, operational, liquidity, interest rate and other risks.

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